Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan
	Vice President	Senior Vice President		Senior Vice President
	952-936-7216	952-936-7214		952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues of $25.2 Billion Increased 8% Year-Over-Year

•	Optum Revenues Increased 19% Year-Over-Year

•	UnitedHealthcare Grew to Serve More Than 180,000 Additional People in the Second Quarter and More Than 1.2 Million People Year-to-Date

MINNEAPOLIS (July 19, 2011) – UnitedHealth Group (NYSE: UNH) today reported second quarter results, highlighted by continuing strong revenue growth from both its UnitedHealthcare and Optum businesses. Second quarter 2011 net earnings were $1.16 per share, and all key performance metrics were again in line with or better than Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We draw on competencies in clinical insight, advanced technology and health information management to achieve a range of solutions for a diversity of customers and market segments through our UnitedHealthcare and Optum businesses. We are achieving strong and consistent growth as customers respond to our focus on consistent fundamental execution and solutions-oriented innovation around their needs.”

The Company updated its full year financial outlook based on second quarter results and business trends, and now forecasts 2011 revenues of $101 billion, net earnings in the range of $4.15 to $4.25 per share and cash flows from operations of more than $6 billion. Each of these has been increased from the previous outlook.

Quarterly Financial Performance

	Three Months Ended
	June 30,	June 30,	March 31,
	2011	2010	2011
Revenues	$25.23 billion	$23.26 billion	$25.43 billion
Earnings From Operations	$2.10 billion	$1.90 billion	$2.22 billion
Net Margin	5.0%	4.8%	5.3%

•	UnitedHealth Group’s consolidated second quarter 2011 revenues of $25.2 billion increased $2 billion or more than 8 percent year-over-year.

•	UnitedHealthcare revenues increased by nearly 8 percent, led by a 15 percent year-over-year increase in the UnitedHealthcare Community & State business.

•	Optum’s 19 percent revenue increase included double digit percentage revenue advances from each of its three primary businesses.

•	Second quarter earnings from operations were $2.1 billion and net earnings were $1.3 billion or $1.16 per share, an increase of 17 percent from second quarter 2010 results.

•	The second quarter net margin of 5.0 percent increased 20 basis points from 4.8 percent in the second quarter of 2010.

•	Second quarter 2011 cash flows from operations grew 65 percent year-over-year to $1.2 billion from $723 million in the second quarter of 2010.

•

There were 10 days sales outstanding in accounts receivable at the end of the second quarter of 2011 compared to 11 days at June 30, 2010. Second quarter 2011 days claims payable decreased three days year-over-year to 47 days at June 30, 2011, due to continued acceleration in the timing of claims receipts.

•

UnitedHealth Group’s quarter-end debt to debt-plus-equity ratio of 29 percent was about 1 percent lower than in recent quarters, and annualized return on equity based on second quarter results of 19 percent increased from 18 percent in the second quarter of 2010.

•

During the second quarter the Board of Directors increased the Company’s quarterly dividend to a rate of $0.65 per share annually and renewed the share repurchase program with an authorization to repurchase up to 110 million shares over time. UnitedHealth Group repurchased 28.1 million shares for $1.26 billion through the first six months of 2011 and ended the quarter with $1.4 billion in cash available for general corporate use.

UnitedHealth Group – Continued

•

The second quarter 2011 medical care ratio of 81.4 percent was stable, decreasing 10 basis points year-over-year. Favorable reserve development of $180 million in second quarter 2011 included $120 million from prior years as compared to $270 million in the second quarter of 2010, $90 million of which related to prior years. Second quarter 2011 results reflect successful efforts in aligning consumer engagement with clinical care management and a moderated level of overall health system use.

•

The second quarter operating cost ratio of 14.8 percent increased only 40 basis points year-over-year despite 17 percent growth in overall fee-based revenues, which have only operating costs in their cost structures, as the operating cost ratio for UnitedHealthcare decreased meaningfully year-over-year.

•

The second quarter 2011 tax rate decreased 1 percentage point year-over-year to 36 percent, consistent with first quarter 2011. Favorable resolution of various tax matters is projected to reduce the second half 2011 tax rate by about 2 percentage points relative to first half 2011 results.

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As previously reported, UnitedHealthcare will be required to accrue its pro rata share of an assessment related to an unaffiliated and potentially insolvent long-term care insurance carrier under Pennsylvania Insurance laws, if the carrier is declared insolvent. The court has not rendered a decision, so no such costs could be accrued by the Company in second quarter 2011. The Company believes “Street Consensus” second quarter net earnings per share estimates from a number of unaffiliated service providers included as much as $0.15 per share in costs related to this matter.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals, delivers health and well-being benefits to Medicare beneficiaries and retirees, and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly Financial Performance

Three Months Ended
	June 30, 2011	June 30, 2010	March 31, 2011
Revenues	$23.65 billion	$21.96 billion	$23.87 billion
Earnings From Operations	$1.76 billion	$1.57 billion	$1.90 billion
Operating Margin	7.4%	7.1%	8.0%

•

Second quarter 2011 UnitedHealthcare revenues of $23.7 billion increased $1.7 billion or 8 percent year-over-year. Revenue growth was driven by an increase of 1.6 million people served with medical benefit products in the past year, including 180,000 people in the second quarter of 2011, and an increase of 260,000 stand-alone Medicare Part D prescription drug plan members in the past year. Participation increased in every key product category in the past year, led by growth of 1.1 million people using UnitedHealthcare commercial benefit products.

•

Earnings from operations for UnitedHealthcare for the second quarter of 2011 increased year-over-year to $1.8 billion. The second quarter 2011 operating margin improved 30 basis points year-over-year due to the benefits of growth and ongoing cost management disciplines. The decrease in operating margin from first quarter 2011 was due to lower investment income, a lower level of favorable reserve development and sequentially higher operating costs, as expected.

UnitedHealthcare Business Results – Continued

UnitedHealthcare Employer & Individual

•

UnitedHealthcare Employer & Individual second quarter 2011 commercial revenues of $11.3 billion grew $779 million or 7 percent over second quarter 2010 results. The business grew to serve 100,000 more people in second quarter 2011. Growth was led by an increase of 75,000 people using fee-based products and risk-based business grew by 25,000 people. For the trailing 12 months, fee-based offerings grew to serve 850,000 more people and risk-based business served an additional 260,000, bringing total growth to 1.1 million people over that time frame.

•

UnitedHealthcare’s commercial medical care ratio decreased 120 basis points year-over-year to 80.7 percent, due to effective clinical management, favorable reserve development and moderated overall health system utilization that more than offset estimated customer rebates.

UnitedHealthcare Medicare & Retirement

•

Second quarter Medicare & Retirement revenues of $9.0 billion grew $480 million or 6 percent year-over-year and included growth across the Medicare Advantage, Medicare Supplement and Part D prescription drug programs. The UnitedHealthcare Medicare & Retirement business increased the number of people it serves with medical benefit products by 40,000 in the second quarter and 280,000 in the past 12 months.

•

In Medicare Advantage, UnitedHealthcare brought services to 145,000 more people in the past year, a 7 percent year-over-year increase, including a net increase of 20,000 seniors and other beneficiaries in the second quarter.

•

Growth in active Medicare Supplement products continued, with the number of people served increasing by 135,000 or 5 percent in the past 12 months, including 20,000 people in the second quarter of 2011.

•

At June 30, 2011, 4.8 million seniors and other beneficiaries participated in the Company’s stand-alone Part D prescription drug plans, an increase of 260,000 people over the past 12 months and 35,000 people during the second quarter of 2011.

UnitedHealthcare Community & State

•

Second quarter Community & State revenues of $3.3 billion increased $439 million or 15 percent year-over-year. During the past 12 months, the Company expanded its Medicaid services to 245,000 more participants, including 40,000 people in the second quarter. Membership gains and expansion in more complex and comprehensive programs with greater service intensity is driving the revenue growth rate for this business.

Optum is an information and technology-enabled health services business serving the broad health care marketplace, including payers, care providers, employers, life sciences companies and consumers. By helping connect and align health system participants and providing them actionable intelligence at the points of decision-making, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience. Optum is organized in three segments: OptumHealth focuses on health management and wellness, clinical services and financial services; OptumInsight delivers technology, intelligence, consulting and business outsourcing solutions; and OptumRx specializes in pharmacy services. The breadth of this portfolio allows Optum to impact key activities that help enable better integrated, more sustainable health communities.

Quarterly Financial Performance

Three Months Ended
	June 30, 2011	June 30, 2010	March 31, 2011
Total Revenues	$7.02 billion	$5.87 billion	$6.81 billion
Earnings From Operations	$340 million	$336 million	$322 million
Operating Margin	4.8%	5.7%	4.7%

•

Total Optum revenues for the second quarter of 2011 of $7.0 billion increased $1.1 billion or 19 percent, driven by organic growth and contributions from recent acquisitions. All businesses increased revenues strongly year-over-year.

•

Optum’s earnings from operations of $340 million in second quarter 2011 were stable year-over-year. Growth in revenues was offset by an expected reduction in operating margins due to changes in business mix within Optum’s businesses and investments for future growth. Overall, the second quarter operating margin of 4.8 percent was stable with the first quarter of 2011.

Optum Business Results – Continued

OptumHealth

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OptumHealth second quarter 2011 revenues of $1.7 billion increased $528 million or 46 percent year-over-year. The revenue increase was led by an expansion in clinical services and strong consumer growth in population health management offerings serving payers and plan sponsors, such as wellness and health coaching services.

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OptumHealth second quarter 2011 earnings from operations of $135 million decreased by $7 million year-over-year and the operating margin decreased to 8.1 percent. Earnings contributions from organic growth and from newer businesses in population health management and clinical services, as well as results from performance-based contracts, offset known earnings pressure from internal business realignments and related revisions to service arrangements, as well as continued investments in new market development.

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OptumHealth Financial Services continued to experience strong growth. At June 30, 2011, assets under management grew 30 percent year-over-year to $1.3 billion, as total bank assets reached $1.7 billion. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 26 percent year-over-year to more than $13 billion in the quarter – about 40 percent of UnitedHealth Group’s total spending on health care, including spending on behalf of self-funded customers.

OptumInsight

•	OptumInsight second quarter 2011 revenues of $658 million increased $129 million or 24 percent year-over-year, driven by organic growth and contributions from recent acquisitions.

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Second quarter sales bookings, adjusted to reflect the divestiture of the clinical trial services business, increased 106 percent year-over-year, driven by strength in advanced computer-assisted coding, technology and services for accountable care organizations, and products and services addressing health quality and administrative and clinical compliance. The OptumInsight contract revenue backlog, as adjusted, increased 62 percent year-over-year to $3.0 billion.

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OptumInsight’s second quarter 2011 earnings from operations of $87 million increased 45 percent year-over-year. The nearly 2 percentage point improvement year-over-year in second quarter operating margin to 13.2 percent includes an improved mix of higher margin product and solution sales. OptumInsight continues to invest in the development of capabilities and offerings to address broad customer needs in modernizing the health care system.

OptumRx

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OptumRx second quarter revenues of $4.7 billion grew 12 percent or $486 million year-over-year, driven by growth in people served, increased prescription volumes and a favorable mix of higher revenue specialty drug prescriptions.

•	OptumRx earnings from operations of $118 million decreased $16 million year-over-year. As expected, investments to support growth initiatives offset the earnings contribution from higher revenues.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 2, 2011, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 11910011. This earnings release and the Form 8-K dated July 19, 2011 may also be accessed from the Investors page of the Company’s Web site.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; potential reductions in revenue received from Medicare and Medicaid programs; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the performance of our investment portfolio; possible impairment of the value of our intangible assets in connection with dispositions or if future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group’s reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2011

- Consolidated Statements of Operations

- Condensed Consolidated Balance Sheets

- Condensed Consolidated Statements of Cash Flows

- Segment Financial Information

- UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Premiums	$22,813	$21,125	$45,816	$42,253
Services	1,656	1,413	3,254	2,777
Products	605	577	1,254	1,105
Investment and Other Income	160	149	342	322

Total Revenues	25,234	23,264	50,666	46,457

Operating Costs
Medical Costs	18,578	17,221	37,303	34,391
Operating Costs	3,733	3,359	7,350	6,635
Cost of Products Sold	554	534	1,153	1,017
Depreciation and Amortization	270	249	540	497

Total Operating Costs	23,135	21,363	46,346	42,540

Earnings from Operations	2,099	1,901	4,320	3,917

Interest Expense	(119)	(119)	(237)	(244)

Earnings Before Income Taxes	1,980	1,782	4,083	3,673

Provision for Income Taxes	(713)	(659)	(1,470)	(1,359)

Net Earnings	$1,267	$1,123	$2,613	$2,314

Diluted Net Earnings Per Common Share	$1.16	$0.99	$2.38	$2.02

Diluted Weighted-Average Common Shares Outstanding	1,094	1,135	1,096	1,146

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and Short-Term Investments	$12,307	$11,195
Accounts Receivable, net	2,851	2,061
Other Current Assets	5,271	5,137

Total Current Assets	20,429	18,393

Long-Term Investments	14,935	14,707
Other Long-Term Assets	30,751	29,963

Total Assets	$66,115	$63,063

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,521	$9,220
Commercial Paper and Current Maturities of Long-Term Debt	1,689	2,480
Other Current Liabilities	13,164	12,000

Total Current Liabilities	24,374	23,700

Long-Term Debt, less current maturities	9,442	8,662
Future Policy Benefits	2,448	2,361
Deferred Income Taxes and Other Liabilities	2,488	2,515
Shareholders’ Equity	27,363	25,825

Total Liabilities and Shareholders’ Equity	$66,115	$63,063

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Operating Activities
Net earnings	$2,613	$2,314
Noncash Items:
Depreciation and amortization	540	497
Deferred income taxes and other	202	68
Share-based compensation	218	167
Net changes in operating assets and liabilities	(1,154)	(1,118)

Cash Flows From Operating Activities	2,419	1,928

Investing Activities
Cash paid for acquisitions, net of cash assumed	(827)	(165)
Cash received for divestiture	378	—
Purchases of property, equipment and capitalized software, net	(516)	(343)
Net purchases and maturities of investments	(593)	(310)

Cash Flows Used For Investing Activities	(1,558)	(818)

Financing Activities
Common stock repurchases	(1,255)	(1,241)
Customer funds administered	1,228	1,108
Dividends paid	(309)	(174)
Net change in commercial paper and long-term debt	(54)	(453)
Other, net	181	(167)

Cash Flows Used For Financing Activities	(209)	(927)

Increase in cash and cash equivalents	652	183
Cash and cash equivalents, beginning of period	9,123	9,800

Cash and cash equivalents, end of period	$9,775	$9,983

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION (a)

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
UnitedHealthcare (b)	$23,653	$21,955	$47,527	$43,922

OptumHealth	1,670	1,142	3,177	2,244
OptumInsight	658	529	1,329	1,034
OptumRx	4,688	4,202	9,320	8,284

Total Optum	7,016	5,873	13,826	11,562
Eliminations	(5,435)	(4,564)	(10,687)	(9,027)

Total Consolidated Revenues	$25,234	$23,264	$50,666	$46,457

Earnings from Operations
UnitedHealthcare	$1,759	$1,565	$3,658	$3,256

OptumHealth	135	142	244	285
OptumInsight	87	60	170	113
OptumRx	118	134	248	263

Total Optum	340	336	662	661

Total Consolidated Earnings from Operations	$2,099	$1,901	$4,320	$3,917

Operating Margin
UnitedHealthcare	7.4%	7.1%	7.7%	7.4%
OptumHealth	8.1	12.4	7.7	12.7
OptumInsight	13.2	11.3	12.8	10.9
OptumRx	2.5	3.2	2.7	3.2
Total Optum	4.8	5.7	4.8	5.7

Consolidated Operating Margin	8.3%	8.2%	8.5%	8.4%

(a)	In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)	Revenues for the three and six months ended June 30, 2011 were $11,307 and $22,449 for UnitedHealthcare Employer & Individual; $9,015 and $18,427 for UnitedHealthcare Medicare & Retirement; and $3,331 and $6,651 for UnitedHealthcare Community & State, respectively. Revenues for the three and six months ended June 30, 2010 were $10,528 and $20,884 for UnitedHealthcare Employer & Individual; $8,535 and $17,392 for UnitedHealthcare Medicare & Retirement; and $2,892 and $5,646 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP

UNITEDHEALTHCARE CUSTOMER PROFILE

(in thousands)

(unaudited)

People Served	June 30, 2011	March 31, 2011		December 31, 2010	June 30, 2010	December 31, 2009
Commercial Risk-based	9,495	9,470		9,405	9,235	9,415
Commercial Fee-based	16,205	16,130		15,405	15,355	15,210

Total Commercial	25,700	25,600		24,810	24,590	24,625

Medicare Advantage	2,185	2,165	(b)	2,070	2,040	1,790
Medicaid	3,430	3,390		3,320	3,185	2,900
Standardized Medicare Supplement	2,860	2,840		2,770	2,725	2,680

Total Public and Senior (a)	8,475	8,395		8,160	7,950	7,370

Total UnitedHealthcare - Medical	34,175	33,995		32,970	32,540	31,995

Supplemental Data

Medicare Part D Stand-alone	4,780	4,745		4,530	4,520	4,300

Total Part D Prescription Drug Plans	6,930	6,865		6,505	6,455	5,935

Consumer-Driven Health Plans (included in Commercial above)	3,850	3,825		3,410	3,300	2,765

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

(b)	Includes 35,000 individuals served in connection with a first quarter 2011 acquisition.

Note:	UnitedHealth Group served 77.1 million individuals across all businesses at June 30, 2011, 77.1 million at March 31, 2011, 75.4 million at December 31, 2010, 76.4 million at June 30, 2010, and 70.3 million at December 31, 2009.